Exhibit 10.200

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of December 14, 2012 by and among TNP Strategic Retail Trust, Inc., a Maryland corporation (the “REIT”), TNP Strategic Retail Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership” and together with the REIT, the “Company”) and Glenborough, LLC, a Delaware limited liability company (the “Consultant”). The Company, the Operating Partnership and the Consultant are sometimes referred to herein as the “Parties.”

WHEREAS, the Company wishes to retain the Consultant to act as a consultant to the special committee of the Board of Directors of the Company (the “Special Committee”) and to provide the Services (as defined in Section 2 hereof) on the terms and conditions set forth herein and the Consultant desires to provide the Services to the Company.

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1.	Consulting Period. The Company hereby retains the Consultant to provide the Services pursuant to the terms and conditions of this Agreement. This Agreement shall continue for an initial term of one (1) month and shall continue thereafter on a month-to-month basis unless earlier terminated as otherwise provided in this Section 1; provided, however, that this Agreement and the consulting arrangements provided hereunder shall automatically terminate on the effective date of any advisory or similar agreement entered into by and among the Company and the Consultant (or any affiliate of the Consultant) pursuant to which the Consultant (or its affiliate) shall serve as the external advisor of the Company (the “Advisory Agreement”). Either the Consultant or the Special Committee may terminate this Agreement at any time and for any reason (or no reason) by providing the other party with at least ten (10) business days advance written notice of such termination. The period of time between the date hereof and the termination of the Consultant’s consulting relationship with the Company hereunder shall be referred to herein as the “Consulting Period.”

2.	Services. During the Consulting Period, the Company hereby retains the Consultant to perform the services listed on Exhibit A hereto and such other services as may be mutually agreed to by the Special Committee and the Consultant (collectively, the “Services”). As part of the Services, the Consultant shall make its representatives reasonably available to meet with the Special Committee and such other persons as may be reasonably requested by the Special Committee. The Consultant shall use good faith diligent efforts to perform the Services and shall devote such time as Consultant determines is reasonably necessary to fulfill these obligations.

3.	Consulting Fees and Expenses.

a.	Consulting Fee. During the Consulting Period, the Company shall pay the Consultant a monthly flat fee of Seventy Five Thousand Dollars ($75,000) $75,000, payable monthly in arrears, prorated for any partial monthly period.

b.	Reimbursement for Expenses. The Consultant shall be reimbursed by the Company for all reasonable and documented out-of-pocket expenses incurred in connection with the Consultant's performance of the Services and its other obligations under this Agreement.

4.	Independent Contractor Status. The Parties acknowledge and agree that the status of the Consultant and its directors, officers, employees, managers and members (the “Consultant Affiliates”) at all times shall be that of an independent contractor and no agency, joint venture, partnership or other relationship is intended and no other arrangement shall be created between the Consultant and any other Party with respect to the Services. The Consultant shall not owe any duties to the Company except as expressly set forth in this Agreement. The Parties acknowledge and agree that neither the Consultant nor any of the Consultant Affiliates may, at any time bind or otherwise obligate the Company in any manner whatsoever without obtaining the prior written approval of the Company therefor. Notwithstanding the foregoing, to the extent reasonably requested by the Consultant in order to facilitate the performance by the Consultant of the Services, the REIT shall provide the Consultant one or more letters or certificates signed by an authorized officer of the REIT certifying the authority of the Consultant to negotiate and interact with third parties on behalf of the Company.

5.	Confidential Information. The Consultant agrees that the Consultant shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Consultant’s performance of the Services, either during the Consulting Period or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Company, or any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Consultant during the Consulting Period or any other period during which the Consultant provided services to the Company (collectively, the “Confidential Information”). The foregoing shall not apply to information that (a) was known to the public prior to its disclosure to the Consultant, (b) becomes generally known to the public subsequent to disclosure to the Consultant through no wrongful act of the Consultant or any representative of the Consultant, or (c) the Consultant is required to disclose by applicable law, regulation or legal process (provided that, to the extent legally permitted, the Consultant provides the Company with prompt notice of the disclosure and reasonably cooperates with the Company, at the Company’s sole expense, in seeking a protective order or other appropriate protection of such information). The Consultant shall refrain from using any of the Confidential Information except in connection with the performance of the Services or otherwise in connection with this Agreement or as otherwise may be agreed to by the Company and the Consultant. Upon termination of the Consulting Period, or at any other time as the Special Committee may reasonably request, the Consultant shall deliver to the Company all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information of or relating to the business of the Company which it may then possess or have under its control. The REIT and the Consultant further agree that the letter agreement, dated as of August 1, 2012, between the REIT and the Consultant is hereby terminated and of no further force and effect except for Section 8, entitled “Standstill”, which shall survive in full force and effect.

6.	Indemnification by REIT and Operating Partnership. The REIT and the Operating Partnership hereby agree, jointly and severally, to indemnify, defend and hold harmless, to the fullest extent permitted by law, each of the Consultant and the Consultant Affiliates as well as their respective agents and representatives (each, an “Indemnitee”) against and in respect of any and all actions, suits, proceedings, claims, demands, liabilities, judgments, costs, expenses (including legal fees and amounts paid in settlement), losses, and damages (collectively, “Claims”), including claims by equity holders of the REIT and the Operating Partnership, resulting from, arising under, or related to (a) the Consultant’s performance of the Services and its other duties and obligations under this Agreement, provided that an Indemnitee’s right to indemnification from the REIT and the Operating Partnership pursuant to this clause (a) shall not apply to acts or omissions determined by a court of competent jurisdiction to have been attributable to an Indemnitee’s gross negligence, fraud or willful misconduct, and (b) any Claims made by TNP Strategic Retail Advisor, LLC or any of its officers, members, managers or affiliates.

Prior to the final disposition of any Claim with respect to which any Indemnitee may be entitled to indemnification hereunder, the REIT and the Operating Partnership shall pay to the Indemnitee an amount equal to all expenses of said Indemnitee incurred in the defense of said Claim, in advance of such final disposition and as such expenses are incurred, so long as the REIT and the Operating Partnership have received a written undertaking from a credit worthy entity or person of said Indemnitee, as reasonably determined by the Special Committee, to repay to the REIT and the Operating Partnership the amount so advanced if it shall be determined by a court of competent jurisdiction that said Indemnitee was not entitled to indemnification hereunder.

7.	Indemnification by Consultant. The Consultant hereby agrees to indemnify, defend and hold harmless, to the fullest extent permitted by law, the REIT and the Operating Partnership against and in respect of any and all Claims resulting from, arising under, or related to the Services that are determined by a court of competent jurisdiction to have been incurred by reason of the Consultant’s gross negligence, fraud or willful misconduct. Except as set forth in the immediately preceding sentence, the Consultant shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the REIT or the Operating Partnership as a result of the Consultant’s engagement hereunder.

8.	Intentionally Deleted.

9.	Assignment. The Services provided under this Agreement are personal to the Consultant and may not be assigned or delegated without the prior written consent of the Special Committee. The Company may not assign or delegate any rights or obligations hereunder without first obtaining the written consent of the Consultant.

10.	Other Activities of the Consultant. Nothing contained in this Agreement shall restrict the ability of the Consultant or its affiliates to engage in any other activities, including, without limitation, activities that compete with the Company. Furthermore, the Consultant shall not be required to provide any investment opportunities to the Company and may invest in any such opportunity without first offering such opportunity to the Company.

11.	Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by U.S. registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Special Committee or TNP:	TNP Strategic Retail Trust, Inc.

4695 MacArthur Court, Suite 1100

Newport Beach, CA 92660

Telephone: (949) 798-6207

Facsimile:

Attention: Dee Balch

To the Consultant:	Glenborough, LLC

400 S. El Camino Real

Suite 1100

San Mateo, California 94402

Telephone: (650) 343-9300

Facsimile: (650) 343-9690

Attention: President

12.	Severability. If for any reason any provision of this Agreement is determined to be invalid or unenforceable in any circumstance, such invalidity or unenforceability shall not impair the effectiveness of the other provisions in this Agreement or, to the extent permissible, the effectiveness of such provision in other circumstances.

13.	Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of Maryland. The parties hereto hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of Maryland (collectively, the “Courts”) for any action, suit or proceeding arising out of or relating to this Agreement, agree not to commence any action, suit or proceeding related thereto except in such Courts, and waive, to the fullest extent permitted by law, lack of personal jurisdiction, inconvenience of forum or any similar matter in any suit, action or proceeding brought in any of the Courts. Each party irrevocably consents to service of process by registered or certified mail, postage prepaid at its address set forth in Section 11 of this Agreement, such service being hereby acknowledged by each.

14.	Entire Agreement; Amendments; Counterparts. This Agreement may be executed in several counterparts, and/or by execution of counterpart signature pages which may be attached to one or more counterpart, and all so executed shall constitute one Agreement, binding on all of the Parties. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings or representations pertaining to the subject matter hereof, whether oral or written. The terms of this Agreement may not be waived or amended except by a writing executed by the Parties.

15.	Survival. The provisions of Sections 4, 5, 6 and 7 hereof shall survive any termination of the Consulting Period or this Agreement.

16.	Third-Party Beneficiaries. Except as set forth in Section 6, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person other than the Parties.

EXECUTED as a sealed instrument as of the date first written above.

TNP STRATEGIC RETAIL TRUST, INC.

By:	/s/ Jeffrey Rogers
Name:	Jeffrey Rogers
Title:

TNP Strategic Retail Operating Partnership, LP

By:	TNP Strategic Retail Trust, Inc.,
its General Partner

By:	/s/ Jeffrey Rogers
Name:	Jeffrey Rogers
Title:

GLENBOROUGH, LLC

By:	/s/ Andrew Butinovich
Name:	Andrew Butinovich
Title:	CEO

Exhibit A

Services

1.	Work with counsel selected by the Special Committee to identify all required consents for the termination of the existing advisory agreement and the execution of a replacement advisory agreement. Interface as directed by the Special Committee with identified parties to obtain such consents.

2.	Work with counsel selected by the Special Committee to identify all required consents for the termination of the existing property management agreements for the Company’s properties and the execution of replacement property management agreements for the Company’s properties. Interface as directed by the Special Committee with identified parties to obtain such consents.

3.	Work with counsel selected by the Special Committee to identify all required consents for name changes for the Company and its affiliates. Interface as directed by the Special Committee with identified parties to obtain such consents.

4.	Work with counsel selected by the Special Committee to identify any agreements or other arrangements that should be terminated or amended in the event the relationship with the existing advisor is terminated.

5.	Review reports and other communications provided to the Special Committee by the existing advisor and interact with the Special Committee regarding such reports and communications.

6.	Assist the Special Committee in communications with the existing advisor and/or negotiation of a mutually acceptable solution with the existing advisor.

7.	Assist the Special Committee in planning for transition issues related to investor relations, dividend payments and investor communications. Work with counsel selected by the Special Committee to prepare a communications plan covering transition issues (including, among other things, governmental filings, press releases, investor letters, press interface guidelines).

8.	Provide the Special Committee with timely updates regarding the status of the transition to a new advisor and property manager.